Exhibit 99.1

CIMG Inc.’s Tokenized Stock to Launch Publicly on FlowStocks

BEIJING, Nov. 28, 2025 /PRNewswire/ — CIMG Inc. (“CIMG” or the “Company”) (Nasdaq: IMG), a business group specializing in digital health and sales development, which utilizes technology and marketing to enhance its business partners’ sales growth and commercial value, today announced that its tokenized stock, which it previously announced was authorized for issuance on the FlowStocks platform, has completed testing and has be officially launched for public trading on November 28.

The trading symbol for CIMG stock on FlowStocks is tIMG.

Starting November 28, 2025, CIMG shareholders will be able to tokenize their shares on FlowStocks, while the public can also purchase and transfer tIMG by depositing funds into their FlowStocks wallets.

Deposit instructions for the FlowStocks platform are as follows:

1.	Click the menu bar in the upper right corner of the FlowStocks page, select 【Connect Wallet】, and connect a commonly used wallet (e.g., MetaMask, OKX Wallet, etc.).
2.	Go to the product purchase page and click Deposit, or select 【My Assets】 → 【Deposit】 from the menu bar. Choose the currency for deposit, enter the amount, and authorize the payment.
3.	After the transaction is submitted successfully, wait for on-chain confirmation.
4.	Return to the 【My Assets】 page to view your deposit history.

Clarification on Underlying Assets:

A total of 15,000,000 shares of CIMG—corresponding to this tokenization—have been fully transferred into FlowStocks Special Purpose Vehicle (SPV) and duly registered under the Transfer Agent (TA) system. These shares have been tokenized on-chain at a 1:1 ratio and minted as tIMG tokens, serving as the underlying asset backing for the token.

In the initial phase of the tIMG launch, CIMG and FlowStocks will jointly introduce incentive programs for purchasing tIMG, such as token rewards for users who reach certain deposit or purchase thresholds.

Alice Wang, Chairwoman and Chief Executive Officer of CIMG, stated, “We believe that stock tokenization is becoming a trend. It enables round-the-clock access to tokenized equity trading. By introducing tokenization, we are not only upgrading our financial infrastructure but also aiming to provide greater convenience for our investors.”

About CIMG Inc.

CIMG Inc. is a global business group in the digital health industry, built around cryptocurrency strategies. The company leverages AI and cryptocurrencies (such as Bitcoin and stablecoins) to drive industry growth, helping clients maximize user acquisition and brand management value. Its current portfolio includes brands like Kangduoyuan, Maca-Noni, Qianmao, Huomao, and Coco-mango.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. There cannot be any assurance that the Company and Flock well enter into a definitive agreement. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

http://www.ccmg.tech

ir@ccmg.tech